Exhibit 99.1

Solar Capital Ltd. Extends Stock Repurchase Program

NEW YORK--(BUSINESS WIRE)--December 6, 2013--Solar Capital Ltd. (the “Company”) (NASDAQ-GS:SLRC) announced today that its Board of Directors has authorized the extension of a program for the purpose of repurchasing up to $100 million worth of its common stock to be implemented at the discretion of the Company’s management team. Under the repurchase program, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time provided that the Company complies with the prohibitions under its Insider Trading Policies and Procedures and the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended, including certain price, market volume and timing constraints. Unless further extended by the Company’s Board of Directors, the Company expects the repurchase program to be in place until the earlier of July 31, 2014 or until $100 million of the Company’s outstanding shares of common stock have been repurchased. To date, approximately $17.5 million of repurchases have been made by Solar Capital Ltd. under the repurchase program.

The Company’s Board of Directors authorized the extension of the repurchase program because it believes the continued market volatility may cause the Company’s common stock to be undervalued from time to time. The timing and number of additional shares to be repurchased will depend on a number of factors, including market conditions and alternative investment opportunities. In addition, any subsequent repurchases will also be conducted in accordance with the Investment Company Act of 1940, as amended. There are no assurances that the Company will engage in additional repurchases, but if market conditions warrant, the Company now has an extended period of time to take advantage of situations where the Company’s management believes share repurchases would be advantageous to the Company and to its shareholders.

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Richard Pivirotto, 646-308-8770
Investor Relations